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                                                                 EXHIBIT 10.130



                    [RENAISSANCE COSMETICS, INC. LETTERHEAD]

Thomas V. Bonoma
Chairman


                               December 28, 1994

PERSONAL & CONFIDENTIAL
-----------------------

Mr. Robert H. Schnell
3319 Clerendon Road
Beverly Hills, CA 90210


Dear Bob:

        This will confirm our discussions of Wednesday morning, December 21, 1994 regarding your resignation as an officer and employee of Renaissance Cosmetics, Inc. (the "Company") and Cosmar Corporation ("CC"). We have agreed that I will recommend to the Boards of the Company and CC that your resignation be accepted, your employment be ended, and your Employment Agreement be changed to reflect your new status as a consultant and independent contractor, as modified in accordance with this letter:

        1. Beginning January 1, 1995 you will have no further duties, responsibilities, title or status as an officer or employee of the Company or CC, and, in particular, the provisions of paragraphs 1, 2, 4, 5, 6 and 7 of your Employment Agreement dated August 18, 1994 (the "Agreement") shall be of no further force or effect.

        2. (a) From January 1, 1995 to August 18, 1997 you will be paid a consulting fee in the amount of $5,769.23 per week. This obligation will be divided between the Company and CC as they shall determine. At your request, we will negotiate in good faith with you to provide for the payment after June 30, 1995, of all such unpaid consulting fees in a lump sum to be agreed upon, if that is your preference. In the event of your death prior to August 18, 1997 (if no lump sum payment has been

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agreed upon), the consulting fee will continue as if you had not died but will be paid to the appropriate legal representative of your estate.

        (b) You shall be responsible for any and all taxes due on the consulting fees paid to you, and you agree to indemnify and hold the Company and/or CC harmless for any tax liability incurred which relates to the consulting fees paid to you, including penalties, costs, and attorneys' fees.

        3. Except for the payment of consulting fees and your rights under Paragraphs 5, 6 and 7 of this letter you will not hereafter be entitled to any other compensation, benefits, expenses or other rights provided for in the Agreement, or to retain or exercise other rights of any nature whatsoever, which you might otherwise have or have had against the Company or CC as an employee or otherwise. As provided in the Agreement, since you will no longer be an employee, among the rights which you are specifically giving up are the possibility of bonuses, stock options and other possible benefits, noted in Paragraphs 4, 5, 6 and 7 of the Agreement, all of which Paragraphs are of no further force or effect. To facilitate your transition from your status as an employee of the Company and CC, payments on your health, medical, insurance and fringe benefits will be continued until January 31, 1995. That date will be treated as your last date of employment for purposes of exercising your right under COBRA, but for all other purposes your status as an employee is terminated January 1, 1995.

        4. (a) From January 1, 1995 through and including June 30, 1995 you will assist the Company and CC, without additional remuneration beyond what is provided for in this letter, in the launch of our PRO 10 nail lacquer products. You agree to help us deal with key accounts and to carry out other related tasks consistent with serving as a consultant. You will give the Company and CC the benefit of your expertise in related businesses and your familiarity with the marketing of such products as well as your good relationships with potential customers for those products. You will render those services when reasonably requested by the Company, on reasonable schedules. You will be based at the office previously maintained by CC in Los Angeles. Where necessary, you will travel within the United States on behalf of the Company and CC. It is contemplated that you will not be obligated to provide services for more than an average of one (1) total working day per week for the period ending June 30, 1995.

        (b) Effective January 1, 1995 you specifically acknowledge and agree that you: (i) are, at all times and for all purposes, an independent contractor, and not an employee, of


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the Company or CC; and (ii) will neither have nor claim to have, any authority to bind the Company or CC unless specifically authorized in writing by an authorized official of the Company or CC; and (iii) will not assert in any proceeding or in any manner whatsoever that you are an employee of the Company or CC.

        5. The Company and CC will maintain, at their cost, for the period through June 30, 1995 the rent and utilities (i.e., telephone and parking) for the office facility heretofore operated in Los Angeles. You may employ, at your sole expense, such secretarial or other assistance as you desire provided that in no event shall such persons be employees of the Company or CC.

        6. To the extent you incur any out-of-pocket expenses in connection with your performance of any activities that the Company or CC request that you undertake, you will be reimbursed for your reasonable expenses which are approved in advance.

        7. The Company will arrange for you to sell the securities in Renaissance Cosmetics, Inc., which you purchased for a total amount of approximately $250,000, in or about August of 1994. You hereby (a) confirm that you have not transferred or granted any interest in those securities and will not do so unless and until the Company and CC have advised you that no purchaser is available, and (b) agree that you will (i) deliver the stock certificates relating to these securities together with such stock powers and other instrument of transfer as the purchaser may reasonably request and (ii) transfer good title to all of those securities, free and clear of any lien, security, interest, pledge, claim, equitable interest or other encumbrance of any nature whatsoever upon payment of your original cost price of approximately $250,000 to any purchaser presented by the Company or CC, who is ready, willing and able to effectuate such a transaction.

        8. You specifically acknowledge that notwithstanding any other provisions of this letter, except as specifically herein set forth, your obligations and the limitations on you set forth in the Agreement, including without limitation paragraph 3, remain in full force and effect, and will remain in full force and effect for the periods set forth in the Agreement, as if this letter had not been executed. You re-affirm your obligations therein set forth, as well as your commitment to avoid any acts or statements intended or likely to harm the Company or CC.

        9. On or about January 1, 1995, you, the Company and CC will issue a joint press release, which will announce that you have decided to resign as an officer and employee of the Company; that you will continue to make your experience, expertise


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and relationships available to the Company and CC; the Company and CC will have your full support, particularly in the launch of the PRO 10 nail lacquer line of products. Your past contributions to the Company and the industry will be properly acknowledged. In addition, we will jointly communicate your decision to the employees of the Company and CC and work together to manage your transition and the transition in management. All of the parties to this letter agree that they will not make any other or further statements which are inconsistent with those provided for herein.

        10. (a) This Agreement will be effective upon your timely (i) execution and (ii) non-revocation of the Agreement and General Release attached hereto.

            (b) You hereby release and discharge the Company, CC and all of their respective parents, subsidiaries, officers, directors, employees, agents and attorneys from any and all claims, causes of action or rights against them which you may have had at any time or now have, whether known or unknown, provided, however, that this shall not constitute a release of (i) any of the obligations set out in this letter or (ii) the obligations set out in the subordinated promissory note to you dated August 18, 1994 in the principal amount of $1,360,075.47 originally payable to Cosmar Corporation, a California corporation, and assigned to you by assignment dated August 19, 1994.

        (c) The Company and CC hereby release and discharge you from any and all claims, causes of action against you they may have had at any time or now have, whether known or unknown, provided, however, that this shall not constitute a release of (i) your continuing obligations under the Agreement,
(ii) your obligations under this letter; (iii) your obligations under the Agreement and General Release; (iv) the obligations imposed upon you by law applicable to a former officer and employee of a company who is privy to its plans and trade secrets; and (v) any other obligations imposed by law.

        11. To the extent that the releases, covenants and agreements contained in this Agreement or the attached, may be deemed inconsistent with Section 1542 of the Civil Code of the State of California, and you having been fully advised, and with your full understanding, of the consequences of waiving of any and all rights under Section 1542 of the Civil Code of the State of California, the parties expressly waive any and all rights under this Section, which provides as follows:

            "Section 1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the


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            time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        12. You confirm that you have had, and have taken, the opportunity to review this letter with counsel of your own choosing before signing the letter.

        13. We confirm to each other that this letter was not induced by any promises or statements other than those set forth in this letter, and that this constitutes our entire agreement which cannot be changed orally.

        If the foregoing accurately reflects your understanding, please execute the enclosed copy of this letter and return it to me and I will submit the letter to the Board of Directors for its approval.

                                        Very truly yours,

                                        RENAISSANCE COSMETICS, INC.
                                        COSMAR CORPORATION


                                        By: /s/ Thomas V. Sonoma
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                                            Thomas V. Sonoma

AGREED TO:


/s/ Robert H. Schnell
--------------------------------
Robert H. Schnell



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